Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-233372 on Form N-14 (the “Filing”) of our reports dated November 20, 2018, relating to the financial statements and financial highlights of BlackRock Energy & Resources Portfolio and BlackRock All-Cap Energy & Resources Portfolio of BlackRock FundsSM (the “Funds”) appearing in the Annual Report on Form N-CSR of the Funds for the year ended September 30, 2018. We also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/Information Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 01, 2019